Exhibit 99.1

Sourcefire Announces 2009 Third Quarter Results

Largest Revenue and Earnings Quarter in Company History

  Q3 Revenue: $27.4 million, an increase of 35% year-over-year
  Q3 GAAP Net Income: $2.7 million, or $0.09 per diluted share
  Q3 Adjusted Net Income: $4.6 million, or $0.16 per diluted share

COLUMBIA, Md.--(BUSINESS WIRE)--October 29, 2009--Sourcefire, Inc. (Nasdaq:FIRE), a leader in intelligent Cybersecurity solutions, today announced financial results for its fiscal third quarter ended September 30, 2009.

“Sourcefire’s strong performance this quarter was balanced across our business,” said John Burris, CEO of Sourcefire. “We continued to grow top line revenue, while also expanding our operating margin. I’m particularly pleased that we achieved quarterly and year-to-date profitability on both an adjusted and a GAAP basis for the first time in the Company’s history.”

Financial Summary

  Total Revenues - Revenues for 3Q09 were $27.4 million compared to $20.3 million in 3Q08, an increase of 35%. Revenues for the nine months ended September 30, 2009 were $68.2 million compared to $50.0 million for the same period last year, an increase of 37%.
  GAAP Net Income - Net income was $2.7 million for 3Q09, or $0.09 per diluted share, on the basis of generally accepted accounting principles (GAAP), compared with GAAP net loss of $1.7 million, or a loss of $0.07 per diluted share, in 3Q08. Net income for the nine months ended September 30, 2009 was $2.2 million, or $0.08 per diluted share, compared with GAAP net loss of $8.3 million, or a loss of $0.33 per diluted share, for the same period last year.
  Adjusted Net Income - Adjusted net income for 3Q09, which excludes stock-based compensation expense, was $4.6 million, or $0.16 per diluted share in 3Q09. This compares to adjusted net loss in 3Q08, which excludes stock-based compensation expense as well as costs associated with the transition to our new chief executive officer, of $0.2 million, or a loss of $0.01 per diluted share. Adjusted net income for the nine months ended September 30, 2009, which excludes stock-based compensation expense, was $6.6 million, or $0.24 per diluted share. This compares with adjusted net loss for the same period last year, which excludes stock-based compensation expense as well as CEO transition costs, of $4.2 million, or a loss of $0.17 per diluted share.
  Balance Sheet - As of September 30, 2009 the Company’s cash, cash equivalents and investments totaled $112.4 million.

Recent Company Highlights

Global Expansion & Channel Development

  Achieved 80% of 3Q09 revenues through partners, compared with 71% in the year-ago period.
  Increased 3Q09 international revenues to $6.1 million, up 57% over the year-ago level.
  Increased 3Q09 U.S. commercial revenues to $13.3 million, up 50% over the year-ago level.
  Increased 3Q09 U.S. federal sector revenues to $8.0 million up 6% over the year-ago level, and ended the quarter with a significant federal order backlog.
  Launched Virtual 3D Partner Program for Virtualization and Cloud Computing Companies designed to provide hardware, software and services companies with virtual security solutions to address their customer’s critical requirements.

Innovation & Recognition

  Named to InfoWorld's Open Source Hall of Fame for Snort. The list recognizes “the greatest open source software projects of all time” that have established dominant market positions and proven essential in “propelling the open source movement into the spotlight.”
  Led the industry in same-day patch coverage with the Sourcefire VRT (Vulnerability Research Team).
  Integrated the Sourcefire 3D® System with QualysGuard®. This integration provides customers with the ability to import QualysGuard scan data into the Sourcefire RNA® (Real-time Network Awareness) host database, combining real-time network discovery information with active vulnerability scan data. With Sourcefire and Qualys working in tandem, the number of actionable network threats detected by the Sourcefire intrusion prevention system (IPS) can be vastly reduced, leading to increased security and lower total cost of ownership (TCO).
  Hosted its first-ever Virtual Customer Summit drawing more than 700 attendees. The online summit included sessions by Sourcefire and Snort experts and customers who discussed leading techniques for identifying and protecting against the latest Cybersecurity threats.

Fourth Quarter and Full Year 2009 Outlook

Based on information as of October 29, 2009, Sourcefire expects revenue for 4Q09 in the range of $31.5 million to $33.0 million, net income per share in the range of $0.11 to $0.14 and, on an adjusted basis, net income per share in the range of $0.17 to $0.20. Sourcefire’s expectation of adjusted net income per share excludes stock-based compensation expense for the fourth quarter in the expected range of $1.6 million to $1.8 million. For fiscal year 2009 Sourcefire expects revenue in the range of $99.7 million to $101.2 million, net income per share in the range of $0.19 to $0.22 and adjusted net income per share in the range of $0.41 to $0.44. Sourcefire’s expectation of full year 2009 adjusted net income per share excludes stock-based compensation expense in the expected range of $6.0 million to $6.2 million.

Non-GAAP Measures

In evaluating the operating performance of its business, Sourcefire’s management excludes certain charges and credits that are required by GAAP. These non-GAAP results provide useful information to both management and investors by excluding (i) stock-based compensation, which does not involve the expenditure of cash, and (ii) items that Sourcefire believes may not be indicative of the Company’s operating performance, because either they are unusual and Sourcefire does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call and Webcast

On Thursday, October 29, 2009 at 8:30 a.m. Eastern Time, Sourcefire will host a conference call to review these results. A listen-only web cast of the session will be available at http://investor.sourcefire.com. Those wishing to participate in the live session should use the following numbers to dial in:

Calling from the United States or Canada: 800-510-9834 Calling from other countries: 617-614-3669 Pass code: 68961121

An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.

About Sourcefire

Sourcefire, Inc. (Nasdaq:FIRE) is a world leader in intelligent Cybersecurity solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks. Sourcefire’s IPS and Real-time Adaptive Security solution equips customers with an efficient and effective layered security defense – protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike – with more than 50 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER®, SOURCEFIRE 3D®, RNA®, RUA™, DAEMONLOGGER™, CLAMAV®, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include expectations regarding financial results for the fourth quarter and full year of 2009 and the Company’s future profitability on an adjusted basis. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that the outlook for the fourth quarter and full year of 2009 could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

Sourcefire, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Products	$16,650	$12,661	$38,798	$28,189
Technical support and professional services	10,773	7,628	29,396	21,769
Total revenue	27,423	20,289	68,194	49,958
Cost of revenue:
Products	4,281	3,585	10,730	8,061
Technical support and professional services	1,786	1,345	4,561	3,583
Total cost of revenue	6,067	4,930	15,291	11,644
Gross profit	21,356	15,359	52,903	38,314

Operating expenses:
Research and development	4,227	3,267	10,943	9,525
Sales and marketing	9,164	8,655	25,462	23,834
General and administrative	4,604	4,984	12,439	13,929
Depreciation and amortization	815	775	2,466	1,852
Total operating expenses	18,810	17,681	51,310	49,140
Income (loss) from operations	2,546	(2,322)	1,593	(10,826)
Other income, net	145	642	758	2,627
Income (loss) before income taxes	2,691	(1,680)	2,351	(8,199)
Income tax (benefit) expense	(6)	39	138	140
Net income (loss)	$2,697	$(1,719)	$2,213	$(8,339)

Net income (loss) per share - basic	$0.10	$(0.07)	$0.08	$(0.33)
Net income (loss) per share - diluted	$0.09	$(0.07)	$0.08	$(0.33)

Weighted average shares outstanding used in computing per share amounts:
Basic	26,662,046	25,698,879	26,284,576	25,208,404
Diluted	28,487,916	25,698,879	27,686,847	25,208,404

Stock-based compensation expense for the three and nine months ended September 30, 2009 and 2008 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cost of revenue (product)	$29	$11	$54	$27
Cost of revenue (services)	60	34	114	66
Stock-based compensation expense included in cost of revenue	89	45	168	93

Research and development	286	202	702	543
Sales and marketing	535	375	1,315	1,017
General and administrative	959	945	2,241	1,717
Stock-based compensation included in operating expenses	1,780	1,522	4,258	3,277
Total stock-based compensation expense	$1,869	$1,567	$4,426	$3,370

Sourcefire, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2009	December 31, 2008
Assets	(unaudited)
Cash and cash equivalents	$44,433	$39,768
Investments	68,015	61,800
Accounts receivable, net	25,872	27,864
Inventory	5,615	4,521
Prepaid expenses and other current assets	3,329	2,115
Property and equipment, net	7,530	8,341
Intangible assets, net	370	465
Other long-term assets	773	1,431
Total assets	$155,937	$146,305

Liabilities
Accounts payable and accrued expenses	$9,207	$12,292
Deferred revenue	27,346	24,108
Other liabilities	582	864
Total liabilities	37,135	37,264

Stockholders' Equity
Common stock	26	25
Additional paid-in capital	167,044	159,306
Accumulated deficit	(48,381)	(50,594)
Accumulated other comprehensive income	113	304
Total stockholders' equity	118,802	109,041

Total liabilities and stockholders' equity	$155,937	$146,305

Sourcefire, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2009	2008
	(unaudited)	(unaudited)
Net income (loss)	$2,213	$(8,339)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	7,330	705

Net cash provided by (used in) operating activities	9,543	(7,634)

Net cash (used in) provided by investing activities	(8,159)	2,190

Net cash provided by financing activities	3,281	972
Net increase (decrease) in cash and cash equivalents	4,665	(4,472)

Cash and cash equivalents at beginning of period	39,768	33,071

Cash and cash equivalents at end of period	$44,433	$28,599

Sourcefire, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation to adjusted net income (loss):	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$2,697	$(1,719)	$2,213	$(8,339)
Stock-based compensation expense	1,869	1,118	4,426	2,921
Stock-based compensation expense related to CEO transition	-	449	-	449
CEO transition costs	-	-	-	742
Adjusted net income (loss)	$4,566	$(152)	$6,639	$(4,227)

Adjusted net income (loss) per share - basic	$0.17	$(0.01)	$0.25	$(0.17)
Adjusted net income (loss) per share - diluted	$0.16	$(0.01)	$0.24	$(0.17)

Weighted average number of shares - basic	26,662,046	25,698,879	26,284,576	25,208,404
Weighted average number of shares - diluted	28,487,916	25,698,879	27,686,847	25,208,404

CONTACT:
Welz & Weisel Communications
Media Contact:
Tony Welz, Principal
703-218-3555 x226
tony@w2comm.com
or
Sourcefire, Inc.
Investor Contact:
Tania Almond, Investor Relations Officer
410-423-1919
tania.almond@sourcefire.com